Exhibit 28(i)(6)

1177 Avenue of the Americas New York, NY 10036 T 212.715.9100 F 212.715.8000

July 25, 2018

Fiera Capital Series Trust
375 Park Avenue, 8th Floor
New York, NY 10152

Re:	Fiera Capital Series Trust

Ladies and Gentlemen:

We have acted as special counsel to Fiera Capital Series Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, in connection with certain matters relating to the issuance of Bel Advisor Class shares of beneficial interest (the “Shares”) in its series, Fiera Capital Equity Allocation Fund (the “Fund”), including the preparation and filing by the Trust with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the Shares under the Act.

In rendering this opinion, we have reviewed copies of the following documents:

1.	the Registration Statement;

2.	the Certificate of Trust of the Trust adopted in connection with the Fund, the Amended and Restated Declaration of Trust of the Trust and the By-Laws of the Trust;

3.	resolutions of the Board of Trustees of the Trust; and

4.	a Certificate of Good Standing for the Trust, dated July 25, 2018, obtained from the Secretary of State of the State of Delaware.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  We have assumed the legal capacity of natural persons executing or delivering any instrument, the genuineness of all signatures thereon, the authority of all persons executing such instruments on behalf of all parties thereto other than officers and other representatives of the Trust, the authenticity of all documents submitted to us as originals, the conformity to the original of all copies, facsimiles, photostatic or conformed copies and the authenticity of the originals of such latter documents. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Trust, public officials and others.  We have not independently verified the facts so relied on.

KRAMER LEVIN NAFTALIS & FRANKEL LLP

Fiera Capital Series Trust
July 25, 2018

Based on and subject to the foregoing, we are of the opinion that the Shares of the Trust have been duly authorized and, once paid for and issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We do not express any opinion with respect to any law other than the provisions of the Delaware Trust Act.  This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to us as counsel to the Trust in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP